Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholders
Endeavour International Corporation:
We hereby consent to the incorporation by reference to the Amendment No. 2 to Registration Statement on Form S-3 filed on March 10, 2006 (No. 333- 130515) of our report dated March 16, 2004 (Except for Note 2, as to which the date is June 15, 2004) relating to the 2002 and 2003 financial statements of Endeavour International Corporation which appears on page 44 of the 2005 Form 10-K Annual Report and to the reference to our Firm under the caption “Experts” in the Prospectus.
/s/ L J Soldinger Associates, LLC

Deer Park, Illinois, USA
March 8, 2006